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Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements Nos. 33-55383, 33-63956 and 333-12463 on Form S-8 of our report, dated April 21, 2004 with respect to the consolidated financial statements and schedule of Park Electrochemical Corp. included in the Annual Report on Form 10-K of Park Electrochemical Corp. for the fiscal year ended February 26, 2006.
ERNST & YOUNG LLP
New York, New York
May 10, 2006